BY LAWS

                                       OF

                            PILGRIM PRIME RATE TRUST



                                    ARTICLE I

Agreement and Declaration of Trust and Principal Office

         1.1 Agreement and Declaration of Trust. These By-laws shall be subject to the Agreement and Declaration of Trust as from time to time in effect (the "Declaration of Trust"), of Pilgrim Prime Rate Trust, the Massachusetts business trust established by the Declaration of Trust (the "Trust").

         1.2 Principal Office of the Trust. The principal office of the Trust shall be located within or without Massachusetts as the Trustees may determine or as they may authorize.


                                    ARTICLE 2

                              Meetings of Trustees

         2.1 Regular Meetings. Regular meetings of the Trustees may be held without call or notice at such places and at such time as the Trustees may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent Trustees. A regular meeting of the Trustees may be held without call or notice immediately after and at the same place as the annual meeting of the shareholders.

         2.2 Special Meetings. Special meetings of the Trustees may be held at any time and at any place designated in the call of the meeting when called by the Chairman of the Trustees, the President or the Treasurer or by two or more Trustees, sufficient notice thereof being given to each Trustee by the Secretary or an Assistant Secretary or by the officer or the Trustees calling the meeting.

         2.3 Notice. It shall be sufficient notice to the Trustee of a special meeting to send notice by mail at least forty-eight hours or by telegram, telex or telecopy or other electronic facsimile transmission method at least twenty four hours before the meeting addressed to the Trustee at his or her usual or last known business or residence address or to give notice to him or her in person or by telephone at least twenty-four hours before the meeting. Notice of a meeting need not be given to any Trustee if a written waiver of notice, executed by him or her before the meeting, is filed with the records of the meeting, or to any Trustee who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

         2.4 Quorum. At any meeting of the Trustees a majority of the Trustees then in office shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.


                                    ARTICLE 3

                                    Officers

         3.1 Enumeration; Qualification. The officers of the Trust shall be a President, a Treasurer, a Secretary, and such other officers including a Chairman of the Trustees, if any, as the Trustees from time to time may in their discretion elect. The Trustee may also have such agents as the Trustees from time to time may in their discretion appoint. The Chairman of the Trustees, if one is elected, shall be a Trustee and may but need not be a shareholder; and any other officer may but need not be a Trustee or a shareholder. Any two or more offices may be held by the same person.

         3.2 Election. The President, the Treasurer, and the Secretary shall be elected annually by the Trustees. Other officers, if any, may be elected or appointed by the Trustees at said meeting or at any other time. Vacancies in any office may be filled at any time.

         3.3 Tenure. The Chairman of the Trustees, if one is elected, the President, the Treasurer and the Secretary shall hold office until their respective successors are chosen and qualified, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified. Each other officer shall hold office and each agent shall retain authority at the pleasure of the Trustees.

         3.4 Powers. Subject to the other provisions of these By-laws, each officer shall have, in addition to the duties and powers herein and in the Declaration of Trust set forth, such duties and powers as are commonly incident to the office occupied by him or her as if the Trust were organized as a Massachusetts business corporation and such other duties and powers as the Trustees may from time to time designate.

         3.5 Chairman; President. Unless the Trustees otherwise provide, the Chairman of the Trustees or, if there is none or in the absence of the Chairman, the President shall preside at all meetings of the shareholders and of the Trustees. The President shall be the chief executive officer.

         3.6 Treasurer. The Treasurer shall be the chief financial and accounting officer of the Trust, and shall, subject to the provisions of the Declaration of Trust and to any arrangement made by the Trustees with a custodian, investment advisor or manager, or transfer, shareholder servicing or similar agent, be in charge of the valuable papers, books of account and accounting records of the Trust, and shall have such other duties and powers as may be designated from time to time by the Trustees or by the President.

         3.7 Secretary. The Secretary shall record all proceedings of the shareholders and the Trustees in books to be kept therefor, which books or a copy thereof shall be kept at the principal office of the Trust. In the absence of the Secretary from any meeting of the shareholders or Trustees, an assistant secretary, or if there be none or if he or she is absent, a temporary secretary chosen at such meeting shall record the proceedings thereof in the aforesaid books.

         3.8 Resignations. Any officer may resign at any time by written instrument signed by him or her and delivered to the Chairman, the President or the Secretary or to a meeting of the Trustees. Such resignation shall be effective upon receipt unless specified to be effective at some other time. Except to the extent expressly provided in a written agreement the Trust, no officer resigning and no officer removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal.


                                    ARTICLE 4

                                   Committees

         4.1 Quroum; Voting. A majority of the members of the Committee of the Trustees shall constitute a quorum for the transaction of business, and any action of such a Committee may be taken at a meeting by a vote of a majority of the members present (a quorum being present) or evidenced by one or more writings signed by such a majority. Members of a Committee may participate in a meeting of such Committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.


                                    ARTICLE 5

                                     Reports

         5.1 General. The Trustees and officers shall render reports at the time and in the manner required by the Declaration of Trust or any applicable law. Officers and Committees shall render such additional reports as they may deem desirable or as may from time to time be required by the Trustees.

                                    ARTICLE 6

                                   Fiscal Year

         6.1 General. The initial fiscal year of the Trust shall be established by the Board of Trustees and any changes thereto shall be made by the Trustees.


                                    ARTICLE 7

                                      Seal

         7.1 General. The seal of the Trust shall consist of a flat-faced die with the word "Massachusetts," together with the name of the Trust and the year of its organization cut or engraved thereon but, unless otherwise required by the Trustees, the seal shall not be necessary to be placed on, and its absence shall not impair the validity of, any document, statement or other paper executed and delivered by or on behalf of the Trust.